UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009 (October 8, 2009)

MOUNTAIN NATIONAL BANCSHARES, INC.
 (Exact name of registrant as specified in its charter)

Tennessee	0-49912	75-3036312
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 East Main Street, Sevierville, Tennessee	37862
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (865) 428-7990

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2009, Mountain National Bancshares, Inc., a Tennessee corporation (the “Company”), and Mountain National Bank, a wholly-owned subsidiary of the Company (the “Bank”), entered into an employment agreement (the “Employment Agreement”) with Dwight B. Grizzell, the Company’s and the Bank’s President and Chief Executive Officer, providing for an initial three-year term. The Employment Agreement replaces the employment agreement entered into by the Company and the Bank with Mr. Grizzell on May 18, 2006, the term of which expired May 18, 2009. Upon expiration of the initial term, the Employment Agreement will automatically renew for an additional three-year term unless either party gives written notice of non-renewal at least 120 days prior to the end of the initial term. Pursuant to the terms of the Employment Agreement, Mr. Grizzell will continue to serve as President and Chief Executive Officer of the Company and the Bank and will receive an initial base salary of $242,500. Mr. Grizzell will also be eligible to participate in the Company’s employee benefit plans, including, but not limited to, the Company’s stock incentive plans, any bonus plan and the Company’s health and welfare plans.

Following Mr. Grizzell’s termination by the Bank for any reason other than “cause”, death, “disability” or “retirement” as defined in his Employment Agreement, or Mr. Grizzell’s resignation, the Employment Agreement provides that Mr. Grizzell is entitled to a severance payment equal to 2.99 times his then base salary if such termination occurs prior to age 60, 1.99 times his then base salary if such termination occurs prior to age 61 and one times his then base salary if such termination occurs thereafter and the continuation of medical and dental benefits for a twelve-month period following such termination. Notwithstanding the foregoing, if Mr. Grizzell’s termination is the result of his resignation prior to retirement age, as defined in his Employment Agreement, Mr. Grizzell’s severance payment shall equal only six months of his then base salary and the medical and dental benefits shall only be continued for six months.

The Employment Agreement also provides that Mr. Grizzell is entitled to a payment in lieu of the severance payment discussed above, following his involuntary termination (other than for “cause”, death, “disability” or “retirement”) or voluntary termination, for good reason following a change in control, as defined in the Employment Agreement, equal to 2.99 times his “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), payable in thirty-six equal monthly installments as well as the continuation of life, medical, dental and disability benefits for the thirty-six month period following his termination, or, in the case of these benefits, such shorter period as Mr. Grizzell is not competing with the Company. In the event that the aggregate payments or benefits to be made or afforded to Mr. Grizzell would be deemed to include an “excess parachute payment” under Section 280G of the Code, such payments or benefits shall be payable or provided to Mr. Grizzell in equal monthly installments over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is $1.00 less than 3 times Mr. Grizzell’s “base amount” under Section 280G(b)(3) of the Code.

If either party gives notice of non-renewal upon the expiration of the initial term or following Mr. Grizzell’s termination by the Bank for any reason other than “cause”, death, “disability” or “retirement” as defined in his Employment Agreement, or Mr. Grizzell’s resignation, the Bank shall continue in full force and effect the Amended and Restated Salary Continuation Agreement, dated January 19, 2007, until Mr. Grizzell attains the age of 65 so that Mr. Grizzell may begin receiving the full benefits of the program at age 65.

Mr. Grizzell has also agreed in the Employment Agreement not to compete with the Company for a period of twelve months following his termination other than for cause or for so long as he is receiving the life, medical, dental and disability benefits from the Company following a termination subsequent to a change in control.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement. A copy of the Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of October 8, 2009, by and among Mountain National Bank, Mountain National Bancshares, Inc. and Dwight B. Grizzell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNTAIN NATIONAL BANCSHARES, INC.

By: /s/ Dwight B. Grizzell
Name: Dwight B. Grizzell
Title: President and Chief Executive Officer

Date: November 16, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of October 8, 2009, by and among Mountain National Bank, Mountain National Bancshares, Inc. and Dwight B. Grizzell.